WISCONSIN CAPITAL FUNDS, INC.

RULE 12b-1 PLAN AND AGREEMENT

(as of May 21, 2007)

Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), this Rule 12b-1 Plan and Agreement (the “Plan”) of Wisconsin Capital Funds, Inc. (“WCF”), a Maryland corporation, is hereby adopted as of May 21, 2007, by a majority of the directors of WCF, including a majority of the directors who are not “interested persons” of WCF (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “non-interested directors”). This Plan shall become effective with respect to each series of WCF (each a “Fund”) identified in Schedule A attached hereto on the date on which the registration of each such Fund becomes effective or such other date indicated therein.

1.  Fee.

(a)  Each Fund shall pay to Quasar Distributors, LLC (the “Distributor”) a fee calculated and paid monthly at the annual rate of up to 0.25 of 1.00% of the average daily net asset value of that Fund’s shares.

(b)  Such payment represents compensation for distributing and servicing the Fund’s shares. Covered servicing expenses include, but are not limited to, costs associated with relationship management, retirement plan enrollment meetings, investment and educational meetings, conferences and seminars, and the cost of collateral materials for such events. Covered distribution expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature, expenses associated with electronic marketing and sales media and communications, and other sales or promotional expenses, including any compensation paid to any securities dealer, or other person who renders assistance in distributing or promoting the sale of the Fund’s shares, who has incurred any distribution expenses on behalf of the Fund pursuant to either a Dealer Agreement executed by such party and the Distributor or such other arrangement authorized by the Distributor and WCF, including a majority of the non-interested directors, hereunder. Such compensation to securities dealers or other persons shall not exceed 0.25 of 1% of the average daily net asset value of shares with respect to which they are the dealer or seller of record.

2.  Other Marketing Payments. No payments are to be made by WCF or any Fund to finance or promote sales of shares other than pursuant to this Plan.

3.  Reports. The Distributor shall prepare written reports to WCF’s Board of Directors on a quarterly basis showing all amounts paid under this Plan and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the Board of Directors of WCF.

4.  Term. For each Fund, the Plan shall remain in effect until May 21, 2008, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the directors of WCF, including a majority of the non-interested directors of WCF, cast in person at a meeting called for such purpose.

5.  Nominations. So long as the Plan is in effect, nominees for election as non-interested directors of WCF shall be selected by the non-interested directors as required by Rule 12b-1 under the Act.

6.  Termination. The Plan may be terminated with respect to a Fund, without penalty, at any time by either a majority of the non-interested directors of WCF or by a vote of a majority of the outstanding voting securities of that Fund, and shall terminate automatically in the event of any act that terminates the Distribution Agreement with the Distributor relating to that Fund. To the extent the Plan is terminated with respect to any Fund, such termination will not affect the Plan with regard to any other Fund unless specifically indicated.

7.  Amendment. As to any Fund, the Plan may not be amended to increase materially the amount authorized by this Plan to be spent for services described hereunder without approval by a majority of that Fund’s outstanding voting securities, and all material amendments to the Plan shall be approved by a vote of a majority of the directors of WCF, including a majority of the non- interested directors of WCF, cast in person at a meeting called for such purpose.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by WCF and the Distributor as evidenced by their execution hereof.

Dated as of May 21, 2007

WISCONSIN CAPITAL FUNDS, INC.

By: /s/ Thomas G. Plumb
Name: Thomas G. Plumb
Title: President and Chief Executive Officer

QUASAR DISTRIBUTORS, LLC

By:
Name:
Title:

SCHEDULE A

SERIES OF WISCONSIN CAPITAL FUNDS, INC. SUBJECT TO
RULE 12B-1 PLAN AND AGREEMENT

The series of Wisconsin Capital Funds, Inc. covered by this Agreement are as follows:

Series	Effective Date

Plumb Balanced Fund	May 21, 2007

Plumb Equity Fund	May 21, 2007